Exhibit 99.1

PRESS RELEASE

Factual Data Corp. Reports Second Quarter 2003 Results

LOVELAND, Colo., July 24, 2003...Factual Data Corp., (Nasdaq: FDCC), announced today revenue of $24.0 million, net income of $3.2 million, and diluted earnings per share of $0.50 for the second quarter ended June 30, 2003.

Total revenue for the quarter ended June 30, 2003, increased 70 percent to $24.0 million compared with $14.1 million reported for the same quarter of 2002. During the second quarter of 2003, net income was $3.2 million, or $0.50 per diluted share, as compared with net income of $782,000, or $0.13 per diluted share, reported for the same quarter of 2002. This earnings per share calculation takes into account an increase in weighted average diluted shares outstanding from 6,232,827 in the quarter ended June 30, 2002 to 6,462,731 for the same period in 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2003 was $6.9 million as compared to $2.7 million for the second quarter of 2002.

Total revenue for the six months ended June 30, 2003 increased 63 percent to $45.0 million from $27.6 million reported for the same period in 2002. Net income was $6.2 million or $0.97 per diluted share, as compared with $2.1 million, or $0.34 per diluted share, reported for the same period in 2002. This earnings per share calculation takes into account an increase in weighted average diluted shares outstanding from 6,200,781 in the six months ended June 30, 2002 to 6,369,470 for the same period in 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) for the six months ended June 30, 2003 was $13.4 million as compared to $6.2 million for the same period in 2002.

“We are quite pleased with our positive results for the second quarter and year to date,” said Jerry Donnan, chairman and chief executive officer. “Although the mortgage markets continue to be extremely positive, our technology once again leads the industry. One of our newest service offerings is Factual Data TruSelect which enables prospective clients to leverage Factual Data’s technology and customer support while creating efficiency and cost savings with state-of-the-art technology for bundling and delivering home equity lender services,” stated Mr. Donnan.

Mr. Donnan continued, “We had another big technological win with our vendor partnership with GMAC Residential Funding. This integration provides lenders access to Factual Data’s merged credit report for automated evaluation purposes via Assetwise Direct. Factual Data is excited to offer this capability to our customers and we are excited about the new alliance with the third largest private mortgage conduit in the industry.”

“Portfolio scoring is yet another application of our superior technology,” continued Mr. Donnan. “Portfolio managers and investment bankers using Factual Data’s DISSCOScan can quickly review an entire portfolio and make more informed, better decisions, more quickly, at a reasonable cost whether buying, bidding on or securitizing loans.”

“We also teamed up with Fair Isaac to help our customers to better assist their applicants so they can understand their FICO score and the impact that their credit habits have on their score,” stated Mr. Donnan.

“We have shown continued growth in diluted EPS by increasing revenue in the second quarter while lowering our direct cost of services and our selling, general and administrative costs,” said Todd Neiberger, the Company’s chief financial officer. “However, principal measures of income, including net income, operating income and EBITDA, were affected by selling, general and administrative costs related to negotiation and costs associated with the proposed merger with Kroll, Inc.,” continued Mr. Neiberger.

About Factual Data Corp.

     Factual Data Corp. provides a wide range of customized information services to businesses across the United States that assist them in making critical decisions, such as determining whether to make a mortgage or other loan, offer employment, accept new tenants, or enter into a business relationship. Factual Data specializes in providing customized mortgage credit reports and other mortgage related services, consumer credit reports, employment screening, resident screening, and commercial credit reports.

Factual Data’s customers include mortgage lenders and independent mortgage brokers, consumer lenders, employers, property managers, and other business customers desiring information regarding creditworthiness and other matters. Factual Data is an industry leader in delivering its service offerings over the Internet and in utilizing technology and customer service to provide its services with the speed, reliability, accuracy and customization that industry participants increasingly demand. Factual Data markets its services through its website, www.factualdata.com, and nationally through offices located in major metropolitan areas. Factual Data’s common stock trades on the Nasdaq National Market® under the symbol “FDCC.” For more information visit www.factualdata.com.

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. Factual Data’s actual results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in interest rates; strength of market demand for Factual Data’s services; the effects of seasonality in the housing market; actual financial impact of new financial accounting standards; competition; the success of Factual Data’s consolidation plan; Factual Data’s ability to manage growth; and Factual Data’s ability to successfully develop and market new services. Please refer to documents that Factual Data Corp. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements. SOURCE: Factual Data Corp. CONTACT: Daena Lee, Investor Relations Specialist, Factual Data Corp., 970-663-5700, ext. 243, daenal@factualdata.com.

(Tables to Follow)

FACTUAL DATA CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	As of December 31, 2002	As of June 30, 2003

	(in thousands)
Balance Sheet Data:
Cash	$7,827	$12,953
Current assets	16,205	24,480
Total assets	53,508	60,558
Current liabilities	14,168	16,673
Long-term debt, less current portion	3,766	2,383
Capitalized lease obligation
— license agreements, less current portion	4,559	3,583
Shareholders’ equity	31,015	37,919

FACTUAL DATA CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2002	2003	2002	2003

Revenue:
Mortgage services	$11,455,210	$20,873,218	$22,689,668	$39,044,300
Consumer services	1,722,970	2,109,164	3,323,075	4,023,769
Other services	915,238	1,037,226	1,569,926	1,903,663

Total revenue	14,093,418	24,019,608	27,582,669	44,971,732

Operating expenses:
Costs of services	8,074,127	12,835,170	15,260,039	23,829,021
Selling, general, and administrative	3,430,783	4,450,084	6,248,024	8,001,679
Depreciation and amortization	1,047,832	1,245,517	2,041,629	2,456,402
Acquisition consolidation costs	6,367	—	115,479	—

Total operating expenses	12,559,109	18,530,771	23,665,171	34,287,102

Income from operations	1,534,309	5,488,837	3,917,498	10,684,630
Other income (expense):
Other income	127,410	129,902	232,978	256,447
Interest expense	(365,441)	(260,926)	(770,696)	(555,216)

Total other expense	(238,031)	(131,024)	(537,718)	(298,769)

Income before income taxes	1,296,278	5,357,813	3,379,780	10,385,861
Income tax expense	514,618	2,107,916	1,301,952	4,198,894

Net income	$781,660	$3,249,897	$2,077,828	$6,186,967

Earnings per share:
Basic	$.13	$.52	$.34	$1.00

Diluted	$.13	$.50	$.34	$.97

Weighted average shares outstanding:
Basic	6,125,140	6,205,590	6,123,054	6,198,278
Diluted	6,232,827	6,462,731	6,200,781	6,369,470

Supplemental Information:

Net income	$781,660	$3,249,897	$2,077,828	$6,186,967
Add back:
Interest expense	365,441	260,926	770,696	555,216
Income tax expense	514,618	2,107,916	1,301,952	4,198,894
Depreciation and amortization	1,047,832	1,245,517	2,041,629	2,456,402

EBITDA (a)	$2,709,551	$6,864,256	$6,192,105	$13,397,479

(a)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating Factual Data Corp. Our measure of EBITDA may not be the same as similar measures described by other companies.